Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$231 MILLION FOR THE SECOND QUARTER OF 2017

NEW YORK, July 31, 2017—Loews Corporation (NYSE:L) today reported net income of $231 million, or $0.69 per share, for the three months ended June 30, 2017, compared to a net loss of $65 million, or $0.19 per share, in the prior year period. Net income for the six months ended June 30, 2017 was $526 million, or $1.56 per share, compared to $37 million, or $0.11 per share, in the prior year period. The results for the three and six months ended June 30, 2017 and 2016 include asset impairment charges at Diamond Offshore Drilling, Inc. of $23 million and $267 million (both after tax and noncontrolling interests).

Book value per share increased to $55.90 at June 30, 2017 from $53.96 at December 31, 2016. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $56.01 at June 30, 2017 from $54.62 at December 31, 2016.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2017	2016	2017	2016

Income (loss) before net investment gains (losses)	$205	$(67)	$480	$52
Net investment gains (losses)	26	2	46	(15)
Net income (loss) attributable to Loews Corporation	$231	$(65)	$526	$37

Net income (loss) per share	$0.69	$(0.19)	$1.56	$0.11

	June 30, 2017	December 31, 2016

Book value per share	$55.90	$53.96
Book value per share excluding AOCI	56.01	54.62

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Three Months Ended June 30, 2017 Compared to 2016

Excluding the asset impairment charges at Diamond Offshore in 2017 and 2016, net income for the three months ended June 30, 2017 increased $52 million as compared to the prior year due to higher earnings at CNA Financial Corporation, Diamond Offshore and Loews Hotels & Co. These increases were partially offset by lower earnings at Boardwalk Pipeline Partners, LP and reduced results from the parent company investment portfolio.

CNA’s earnings increased due to improved current accident year underwriting results from its core P&C business and higher realized investment gains in 2017 as compared to 2016. These increases were partially offset by lower net investment income driven by lower returns from limited partnership investments.

Excluding the asset impairment charges in 2017 and 2016, Diamond Offshore’s earnings increased due to higher fleet utilization, lower depreciation expense resulting mainly from the asset impairment charges taken in 2016 that reduced the depreciable asset base and a lower income tax rate due to the mix of domestic and international earnings.

Boardwalk Pipeline’s earnings were lower due to a $47 million ($15 million after tax and noncontrolling interests) loss on the sale of a processing facility. Earnings in 2016 benefited from proceeds received from a one-time legal settlement. Excluding these two items, earnings increased due to revenues from new growth projects recently placed in service.

Loews Hotels’ earnings increased primarily due to the prior year impact of an $8 million impairment charge (after tax) related to a joint venture investment in a hotel property. Excluding this charge, earnings increased due to higher equity income from Universal Orlando joint venture properties.

Income generated by the parent company investment portfolio decreased $54 million primarily due to lower performance from gold-related equities and other equity strategies.

Six Months Ended June 30, 2017 Compared to 2016

Excluding the asset impairment charges at Diamond Offshore in 2017 and 2016, net income for the six months ended June 30, 2017 increased $245 million due to higher earnings at CNA, Diamond Offshore and Loews Hotels, partially offset by lower results from Boardwalk Pipeline and the parent company investment portfolio.

CNA’s earnings increased due to higher net investment income driven by improved limited partnership results, improved current accident year underwriting results from its core P&C business, realized investment gains in 2017 as compared to losses in 2016 and lower adverse reserve development recorded in 2017 under the 2010 asbestos and environmental pollution loss portfolio transfer as compared to 2016.

Excluding the asset impairment charges in 2017 and 2016, Diamond Offshore’s earnings increased primarily due to lower depreciation expense resulting mainly from the asset impairment charges taken in 2016 that reduced the depreciable asset base and a lower income tax rate due to the mix of domestic and international earnings, partially offset by lower contract drilling revenue as a result of lower average daily revenue partially offset by higher utilization.

Excluding the two items described in the three-month comparison, Boardwalk Pipeline’s earnings increased for the reasons discussed above.

Loews Hotels’ earnings increased primarily due to higher joint venture equity income which includes a net benefit of $14 million (after tax) related to an asset sale in 2017 and impairment charges of joint venture investments in 2017 and 2016.

Income generated by the parent company investment portfolio decreased primarily due to reduced performance from gold-related equities partially offset by improved performance on limited partnership investments.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 48435246. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (877) 874-1569, or for international callers, (719) 325-2244.

A conference call to discuss the second quarter results of Boardwalk Pipeline has been scheduled for today at 9:30 a.m. ET. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (855) 793-3255 or for international callers, (631) 485-4925. The conference ID number is 49473667.

A conference call to discuss the second quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 48696379.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries – CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP) – and two non-public operating subsidiaries – Loews Hotels & Co and Consolidated Container Company LLC. For more information, please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the

Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2017	2016	2017	2016
Revenues:
CNA Financial (a)	$2,366	$2,348	$4,695	$4,551
Diamond Offshore	399	378	776	849
Boardwalk Pipeline	318	308	686	655
Loews Hotels	181	189	348	352
Investment income and other (b)	95	84	154	73
Total	$3,359	$3,307	$6,659	$6,480
Income (Loss) Before Income Tax:
CNA Financial (a) (c)	$370	$290	$715	$348
Diamond Offshore (d) (e)	(9)	(669)	16	(586)
Boardwalk Pipeline (f)	23	65	141	164
Loews Hotels	20	4	39	13
Investment income, net	2	85	61	72
Corporate (b)	(59)	(51)	(115)	(92)
Total	$347	$(276)	$857	$(81)
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (c)	$244	$189	$478	$249
Diamond Offshore (d) (e)	7	(294)	19	(251)
Boardwalk Pipeline (f)	6	17	43	48
Loews Hotels	10	1	20	4
Investment income, net	2	56	40	48
Corporate (b)	(38)	(34)	(74)	(61)
Net income (loss) attributable to Loews Corporation	$231	$(65)	$526	$37

(a)
Includes realized investment gains of $43 million ($26 million after tax and noncontrolling interests) and $13 million ($6 million after tax and noncontrolling interests) for the three months ended June 30, 2017 and 2016 and realized investment gains of $77 million ($46 million after tax and noncontrolling interests) and realized investment losses of $15 million ($11 million after tax and noncontrolling interests) for the six months ended June 30, 2017 and 2016.

(b)	Consists primarily of corporate interest expense and other unallocated expenses and the financial results of Consolidated Container Company since its acquisition on May 22, 2017.
(c)
Includes charges of $20 million ($12 million after tax and noncontrolling interests) and $127 million ($74 million after tax and noncontrolling interests) for the six months ended June 30, 2017 and 2016 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(d)
Includes asset impairment charges of $72 million ($23 million after tax and noncontrolling interests) and $680 million ($267 million after tax and noncontrolling interests) for the three and six months ended June 30, 2017 and 2016 related to the carrying value of Diamond Offshore’s drilling rigs.

(e)	Includes realized investment losses of $12 million ($4 million after tax and noncontrolling interests) for the three and six months ended June 30, 2016.
(f)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) related to the sale of a processing facility for the three and six months ended June 30, 2017.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2017	2016	2017	2016
Revenues:
Insurance premiums	$1,734	$1,730	$3,379	$3,429
Net investment income	478	587	1,082	1,009
Investment gains (losses)	43	1	77	(27)
Contract drilling revenues	392	357	756	801
Other revenues (a)	712	632	1,365	1,268
Total	3,359	3,307	6,659	6,480

Expenses:
Insurance claims and policyholders’ benefits (b)	1,280	1,339	2,573	2,747
Contract drilling expenses	196	198	400	411
Other operating expenses (a) (c) (d)	1,536	2,046	2,829	3,403
Total	3,012	3,583	5,802	6,561

Income (loss) before income tax	347	(276)	857	(81)
Income tax expense	(69)	(12)	(188)	(8)
Net income (loss)	278	(288)	669	(89)
Amounts attributable to noncontrolling interests	(47)	223	(143)	126
Net income (loss) attributable to Loews Corporation	$231	$(65)	$526	$37

Net income (loss) per share attributable to Loews
Corporation	$0.69	$(0.19)	$1.56	$0.11

Weighted average number of shares	337.72	338.72	337.70	339.10

(a)	Includes financial results from Consolidated Container Company since its acquisition on May 22, 2017.
(b)
Includes charges of $20 million ($12 million after tax and noncontrolling interests) and $127 million ($74 million after tax and noncontrolling interests) for the six months ended June 30, 2017 and 2016 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(c)
Includes asset impairment charges of $72 million ($23 million after tax and noncontrolling interests) and $680 million ($267 million after tax and noncontrolling interests) for the three and six months ended June 30, 2017 and 2016 related to the carrying value of Diamond Offshore’s drilling rigs.

(d)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) related to the sale of a processing facility for the three and six months ended June 30, 2017.